Exhibit 99.1

JFrog Announces $300 Million Share Repurchase Program

Sunnyvale, Calif., February 26, 2026 -- JFrog Ltd. (“JFrog”) (Nasdaq: FROG), the Liquid Software company and creators of the JFrog Software Supply Chain Platform, today announced that its Board of Directors has authorized a share repurchase program of up to $300 million of the Company’s ordinary shares.

The repurchase approval reflects JFrog’s confidence in executing on its strategy and its conviction in significant, durable growth opportunities.

Backed by a strong balance sheet and consistent free cash flow generation, JFrog is well-positioned to return capital to shareholders while maintaining flexibility to invest in strategic growth initiatives.

Company securities may be repurchased from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, under the U.S. Securities Exchange Act of 1934, as amended, in accordance with U.S. securities laws and regulations. The repurchase program does not obligate the Company to acquire any particular amount of securities, and the repurchase program may be suspended or discontinued at any time at the Company's discretion.

The actual timing, number and value of securities repurchased depend on a number of factors, including the market price of the Company's ordinary shares, general market and economic conditions, the Company's financial results and liquidity, and other considerations. The Company expects to fund repurchases with cash on hand and future cash generated from its operations.

Repurchases under the repurchase program may begin after conclusion of the 30-day period for creditors of the Company to object to the Company's intent to perform the distribution by way of repurchase in accordance with the Israeli Companies Regulations (Relief for Public Companies Whose Securities are Traded on Stock Exchanges Outside of Israel), 5760-2000 and the Israeli Regulations (Approval of Distribution), 5761–2001.

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About JFrog

JFrog Ltd. (Nasdaq: FROG), the creators of the unified DevOps, DevSecOps, DevGovOps and MLOps platform, is on a mission to create a world of trusted software delivery, from creation to production. Driven by a “Liquid Software” vision, the JFrog Platform is a software supply chain system of record that is designed to power organizations as they build, manage, and distribute secure software with speed and scale. Holistic security features help identify, protect, and remediate against threats and vulnerabilities. The universal, hybrid, multi-cloud JFrog Platform is available as both SaaS services across major cloud service providers and self-hosted. Millions of users and approximately 6,600 organizations worldwide, including a majority of the Fortune 100, depend on JFrog solutions to securely embrace digital transformation in the AI era. Learn more at www.jfrog.com or follow us on X @JFrog.

Forward-Looking Statements

This press release contains “forward-looking” statements, as that term is defined under the U.S. federal securities laws, including but not limited to statements relating to the amount, timing and execution of, and other details about repurchases under the repurchase program.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements except as required by law.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended December 31, 2025 filed on February 13, 2026, our quarterly reports on Form 10-Q, and other filings and reports that we may file from time to time with the Securities and Exchange Commission.